SIGNET JEWELERS DELIVERS STRONG Q3 SALES GROWTH

Path to Brilliance execution enables OmniChannel growth.
Poised to meet customer needs this holiday with new services and merchandise.

HAMILTON, Bermuda, December 3, 2020 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 31, 2020 (“third quarter Fiscal 2021”).
“I’d like to express tremendous appreciation to our Signet team for their passion and strong execution of our Path to Brilliance strategy in the third quarter,” said Virginia C. Drosos, Chief Executive Officer. “Our success came from a combination of factors including significant digital, product, and marketing innovations; our ability to capture pent-up demand as our stores reopened; and intentional efforts to capture early holiday shopping to help mitigate traditionally high in-store traffic days in December.
We believe our Path to Brilliance strategy is working, and we are making progress toward our goal of being the strongest OmniChannel player in our industry. The strategic choices and investments we’ve made — in both people and technology — over the past three years have enabled us to accelerate our transformation. We believe we will emerge from the pandemic stronger and more united, fueled by our purpose to Inspire Love. As we move to Q4, we recognize that the pandemic will continue to impact traditional in-store shopping behavior. Equipped with new capabilities, Signet’s team is ready to meet our customers whenever and however they choose to shop this holiday and beyond.”

Third Quarter Fiscal 2021 Highlights
•Q3 same store sales (“SSS”) up 15.1% (1).
•eCommerce growth of 71.4% year over year.
•Cash flow from operating activities of $606.7 million year to date.
•GAAP earnings per share ("EPS") of $0.02, reflects pre-tax restructuring and impairment charges of $0.14.
•Non-GAAP diluted EPS of $0.11(2).

	Fiscal 21 Q3	Fiscal 20 Q3	YTD Fiscal 2021	YTD Fiscal 2020
Revenue ($ in millions)	$1,300.3	$1,187.7	$3,040.4	$3,983.8
Same store sales % change (1)	15.1%	2.1%	(20.4)%	(0.4)%
GAAP
Operating income (loss)	$39.7	$(39.9)	$(349.6)	$(64.9)
Operating income (loss) as % of sales	3.1%	(3.4)%	(11.5)%	(1.6)%
GAAP Diluted EPS	$0.02	$(0.84)	$(5.67)	$(2.05)
Non-GAAP (2)
Non-GAAP operating income (loss)	$46.8	$(29.3)	$(137.4)	$48.0
Non-GAAP operating income (loss) as % of sales	3.6%	(2.5)%	(4.5)%	1.2%
Non-GAAP Diluted EPS	$0.11	$(0.76)	$(2.61)	$(0.17)
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

Business and Strategy Update
During the quarter, Signet continued to accelerate its Path to Brilliance strategies of Customer First, OmniChannel, and building a Culture of Agility and Efficiency.
Signet has substantially updated its jewelry assortment to align with the preferences of its customers through refreshed core items, new product launches, and expanded customization options. Increased focus on digital and influencer marketing enabled Signet to more efficiently and effectively communicate these merchandise innovations to customers. The Company also enhanced the customer shopping journey with new fulfillment options and by making its breadth of payment and service plan options available on its digital platform.
Signet focused on its OmniChannel strategy through investments in technology and talent. The company now offers advice and consultation through a range of shopping journeys that include Buy Online Pick up In Store, livestreamed events, and one-on-one virtual appointments with a jewelry consultant to help select or customize the perfect gift. Online enhancements include new visualization options to gauge the look, size, and fit of jewelry items, improved customer routing for faster service, more relevant search and curation functionality, and new communication methods like continuous chat, face to face virtual consultation, or going in-store virtually.
As part of Signet’s commitment to a Culture of Agility and Efficiency, the Company drove structural cost savings and working capital improvements. The Company’s cash discipline led to more efficient working capital through the extension of payment terms with our valued suppliers combined with optimization efforts that lowered inventory by more than $345 million to last year. As previously stated, the Company expects at least $100 million of structural cost savings to be removed from the business this year, bringing the three year cumulative total to at least $285 million. These cost savings are fueling investments to drive growth, particularly in Signet’s digital technologies and talent. The Company believes this strategy will contribute to further market share gains.

Third Quarter 2021 Financial Highlights
Signet's total sales were $1.3 billion, up 9.5% year over year, in the 13 weeks ended October 31, 2020 on a reported basis and up 9.0% on a constant currency basis. Total same store sales improved 15.1% year over year. This growth reflects a combination of factors including the continued traction of Signet's Path to Brilliance strategies, the Company's ability to capture pent up demand from the second quarter, as well as intentional marketing and promotional efforts to drive early holiday demand, helping to mitigate traditionally high traffic days. eCommerce sales were $238.8 million, up 71.4%. Brick and mortar same store sales increased 6.8%.

	Change from previous year
Third Quarter Fiscal 2021	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	15.8%	(5.3)%	10.5%	—%	10.5%	$1,182.7
International segment	7.8%	(11.8)%	(4.0)%	4.6%	0.6%	$106.9
Other segment (1)	nm	nm	nm	nm	nm	$10.7
Signet	15.1%	(6.1)%	9.0%	0.5%	9.5%	$1,300.3
(1) Includes sales from Signet’s diamond sourcing initiative.

By operating segment:
North America
•North America same store sales increased 15.8% reflecting quarterly shifts as previously mentioned. Average transaction value ("ATV") increased 0.5% and the number of transactions increased 14.3%.
•eCommerce sales grew 72.7%. Brick and mortar same store sales grew 7.5%.

•North America continues to enhance its payment options to provide customers with a broad array of alternatives, including offerings across its digital platform. The Company is seeing momentum in the use of new options like Affirm and Progressive leasing. The company now accepts Apple Pay and Google Pay to further accommodate customers’ shopping journeys.

International
•International same store sales increased 7.8% also reflecting the previously quarterly shifts. ATV increased 17.7% and the number of transactions declined 7.6%.
•eCommerce sales grew 58.4%, with brick and mortar same store sales grew 0.5%.

GAAP gross margin was $434.5 million, or 33.4% of sales, up 240 bps versus the prior year quarter. The majority of gross margin rate improvement is driven by higher sales volume and lower store occupancy costs.
SGA was $389.3 million, or 29.9% of sales, was 370 bps favorable to last year's SGA of $398.4 million. The improvement to SGA was primarily driven by lower labor costs, but was offset with higher levels of advertising expense in the current year.
GAAP operating income was $39.7 million or 3.1% of sales. The income compares to an operating loss of $(39.9) million, or (3.4)% of sales in the prior year third quarter.
Non-GAAP operating income was $46.8 million, or 3.6% of sales, compared to Non-GAAP operating loss of $(29.3) million, or (2.5)% of sales in prior year third quarter. Non-GAAP operating income excluded $5.6 million in restructuring charges related to the Path to Brilliance transformation plan.

	Third quarter Fiscal 2021		Third quarter Fiscal 2020
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$52.9	4.5%	$(10.7)	(1.0)%
International segment	1.6	1.5%	(5.9)	(5.5)%
Other segment	1.3	nm	(1.5)	nm
Corporate and unallocated expenses	(16.1)	nm	(21.8)	nm
Total GAAP operating income (loss)	$39.7	3.1%	$(39.9)	(3.4)%

	Third quarter Fiscal 2021		Third quarter Fiscal 2020
Non-GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$57.3	4.8%	$(3.8)	(0.4)%
International segment	4.6	4.3%	(5.1)	(4.8)%
Other segment	1.1	nm	(1.5)	nm
Corporate and unallocated expenses	(16.2)	nm	(18.9)	nm
Total Non-GAAP operating income (loss)	$46.8	3.6%	$(29.3)	(2.5)%

The current quarter GAAP income tax expense was $(21.3) million compared to an income tax benefit of $6.0 million in the prior year third quarter. On a non-GAAP basis the income tax expense was $(23.3) million.
GAAP EPS was $0.02, including $0.11 in restructuring charges related to the Path to Brilliance transformation plan. Excluding restructuring and asset impairment charges (and related tax effects), EPS was $0.11 on a non-GAAP basis.
GAAP and non-GAAP EPS in the quarter are based on net income (loss) available to common shareholders as the preferred shares are excluded from the ending share count as their effect would be anti-dilutive to earnings.

Balance Sheet and Statement of Cash Flows Highlights
Net cash provided by operating activities was $606.7 million year to date largely driven by the extension of accounts payable, as well as inventory reduction.
Cash and cash equivalents were $1.33 billion, compared to $188.6 million at the prior year quarter end. Long term debt of $1.04 billion, compared to $788.8 million at the prior year quarter end.

Our Purpose and Sustainable Growth
Signet’s team is at the heart of delivering its Purpose to Inspire Love. Therefore, Signet is focused on weaving its Purpose through all elements of the employee experience and investing in improved compensation, benefits, career development opportunities, and training for its people. The Company was recently named a Great Place to Work® based on its strong employee Trust Index™ survey results. In addition, Signet was named to the Bloomberg Gender Equality Index for the second year in a row. This honor is rare among retailers and Signet is proud to be the only specialty jewelry retailer to hold the distinction. Signet has also made significant investments in Diversity, Equity and Inclusion initiatives that reflect its Purpose as a company. At the suggestion of Signet’s Black Employee Network, Signet created the “Your Voice is Gold” campaign for the 2020 election. The Company pledged paid time off to all employees to encourage participation in the democratic process. Signet closed its stores on the morning of election day, and employees logged more than 1,000 hours of paid time off this election season.

Outlook
Through November 30, fourth quarter to date preliminary SSS were up approximately 3% to last year. SSS for the Thanksgiving weekend through Monday were down low single digits reflecting weak retail store traffic trends somewhat offset by continuing higher conversion rates, migration to digital platform and higher transaction value. Since Signet’s strongest holiday weeks have historically been the two weeks prior to Christmas, the Company believes SSS could be negatively impacted in December as a result of weaker retail store traffic trends, COVID social distancing capacity constraints, and store closures due to virus trends. As such, the Company is not providing financial guidance at this time and believes COVID-related issues will have a more significant negative effect in December vs. November.

Conference Call:
A conference call is scheduled for December 3, 2020 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-888-652-5200
International Dial-in: +1-412-317-6060
Conference call participants may also pre-register at:

https://dpregister.com/sreg/10149787/dcbc3e4c6a

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Holiday Sales Press Release Timing:
Signet Jewelers intends to announce its holiday sales results via a press release before market open on Thursday,
January 14, 2021.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,200 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and will continue to have, on Signet’s business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity and duration of the pandemic, including whether there is a “second wave” and whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer behaviors such as spending and willingness to congregate in shopping centers and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio sale due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; the development and maintenance of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2020 Annual Report on Form 10-K filed with the SEC on March 26, 2020 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	39 weeks ended
(in millions)	October 31, 2020	November 2, 2019
Net cash provided by operating activities	$606.7	$113.5
Purchase of property, plant and equipment	(41.1)	(95.3)
Free cash flow	$565.6	$18.2

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Gross margin	$434.5	$367.7	$863.0	$1,325.8
Restructuring charges - cost of sales	2.0	1.4	1.4	5.8
Non-GAAP Gross Margin	$436.5	$369.1	$864.4	$1,331.6

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Total GAAP operating income (loss)	$39.7	$(39.9)	$(349.6)	$(64.9)
Charges related to transformation plan	5.6	10.6	46.6	65.2
Asset impairments	1.5	—	158.1	47.7
Shareholder settlement	—	—	7.5	—
Total non-GAAP operating income (loss)	$46.8	$(29.3)	$(137.4)	$48.0

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
North America segment GAAP operating income (loss)	$52.9	$(10.7)	$(238.3)	$29.4
Charges related to transformation plan	2.9	6.9	38.9	40.3
Asset impairments	1.5	—	136.9	47.7
North America segment non-GAAP operating income (loss)	$57.3	$(3.8)	$(62.5)	$117.4

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
International segment GAAP operating income (loss)	$1.6	$(5.9)	$(52.6)	$(16.5)
Charges related to transformation plan	3.0	0.8	7.6	2.4
Asset impairments	—	—	21.2	—
International segment non-GAAP operating income (loss)	$4.6	$(5.1)	$(23.8)	$(14.1)

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Other segment GAAP operating income (loss)	$1.3	$(1.5)	$0.8	$(14.4)
Charges related to transformation plan	(0.2)	—	(0.2)	3.2
Other segment non-GAAP operating income (loss)	$1.1	$(1.5)	$0.6	$(11.2)

	13 weeks ended		39 weeks ended
(in millions)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Corporate and unallocated expenses GAAP operating income (loss)	$(16.1)	$(21.8)	$(59.5)	$(63.4)
Charges related to transformation plan	(0.1)	2.9	0.3	19.3
Shareholder settlement	—	—	7.5	—
Corporate and unallocated expenses non-GAAP operating income (loss)	$(16.2)	$(18.9)	$(51.7)	$(44.1)

	13 weeks ended
	October 31, 2020	November 2, 2019
GAAP effective tax rate	69.6%	14.5%
Charges related to transformation plan	(6.5)%	(4.5)%
Asset impairments	(1.2)%	—%
Gain on early extinguishment of debt	—%	7.0%
Non-GAAP effective tax rate	61.9%	17.0%

	13 weeks ended		39 weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
GAAP Diluted EPS	$0.02	$(0.84)	$(5.67)	$(2.05)
Charges related to transformation plan	0.11	0.20	0.90	1.26
Asset impairments	0.03	—	3.05	0.92
Gain on early extinguishment of debt	—	(0.13)	—	(0.13)
Shareholder settlement	—	—	0.14	—
Tax impact of items above	(0.05)	0.01	(1.03)	(0.17)
Non-GAAP Diluted EPS	$0.11	$(0.76)	$(2.61)	$(0.17)

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Sales	$1,300.3	$1,187.7	$3,040.4	$3,983.8
Cost of sales	(863.8)	(818.6)	(2,176.0)	(2,652.2)
Restructuring charges - cost of sales	(2.0)	(1.4)	(1.4)	(5.8)
Gross margin	434.5	367.7	863.0	1,325.8
Selling, general and administrative expenses	(389.3)	(398.4)	(1,013.6)	(1,285.0)
Restructuring charges	(3.6)	(9.2)	(45.2)	(59.4)
Asset impairments	(1.5)	—	(158.1)	(47.7)
Other operating income, net	(0.4)	—	4.3	1.4
Operating income (loss)	39.7	(39.9)	(349.6)	(64.9)
Interest expense, net	(9.1)	(8.6)	(25.6)	(27.9)
Other non-operating income, net	—	7.0	0.3	7.5
Income (loss) before income taxes	30.6	(41.5)	(374.9)	(85.3)
Income tax benefit (expense)	(21.3)	6.0	105.4	3.7
Net income (loss)	$9.3	$(35.5)	$(269.5)	$(81.6)
Dividends on redeemable convertible preferred shares	(8.4)	(8.2)	(24.9)	(24.6)
Net income (loss) attributable to common shareholders	$0.9	$(43.7)	$(294.4)	$(106.2)

Earnings (loss) per common share:
Basic	$0.02	$(0.84)	$(5.67)	$(2.05)
Diluted	$0.02	$(0.84)	$(5.67)	$(2.05)
Weighted average common shares outstanding:
Basic	52.1	51.8	51.9	51.7
Diluted	53.4	51.8	51.9	51.7

Dividends declared per common share	$—	$0.37	$—	$1.11

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Current assets:
Cash and cash equivalents	$1,332.6	$374.5	$188.6
Accounts receivable, net	58.3	38.8	20.8
Other current assets	228.6	403.5	207.2
Income taxes	111.1	6.3	2.7
Inventories, net	2,174.0	2,331.7	2,519.4
Total current assets	3,904.6	3,154.8	2,938.7
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,167.7, $1,064.7 and $1,337.1, respectively	612.6	741.9	751.2
Operating lease right-of-use assets	1,395.4	1,683.3	1,684.0
Goodwill	238.0	248.8	248.8
Intangible assets, net	178.8	263.8	264.2
Other assets	189.5	201.8	196.4
Deferred tax assets	13.6	4.7	18.3
Total assets	$6,532.5	$6,299.1	$6,101.6
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$3.6	$95.6	$5.0
Accounts payable	558.4	227.9	333.9
Accrued expenses and other current liabilities	500.0	697.0	434.6
Deferred revenue	258.5	266.2	267.3
Operating lease liabilities	379.0	338.2	324.9
Income taxes	32.0	27.7	17.4
Total current liabilities	1,731.5	1,652.6	1,383.1
Non-current liabilities:
Long-term debt	1,036.2	515.9	788.8
Operating lease liabilities	1,190.3	1,437.7	1,448.9
Other liabilities	97.3	116.6	120.4
Deferred revenue	764.3	731.5	693.2
Deferred tax liabilities	163.1	5.2	—
Total liabilities	4,982.7	4,459.5	4,434.4
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 1, 2020 and November 2, 2019: 0.625 shares outstanding)	633.9	617.0	616.5
Shareholders’ equity:
Common shares of $.18 par value: authorized 500 shares, 52.3 shares outstanding (February 1, 2020 and November 2, 2019: 52.3 outstanding)	12.6	12.6	12.6
Additional paid-in capital	254.1	245.4	242.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.7 shares (February 1, 2020 and November 2, 2019: 17.7 shares)	(980.4)	(984.9)	(984.8)
Retained earnings	1,943.6	2,242.9	2,079.7
Accumulated other comprehensive loss	(314.4)	(293.8)	(299.5)
Total shareholders’ equity	915.9	1,222.6	1,050.7
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,532.5	$6,299.1	$6,101.6

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	October 31, 2020	November 2, 2019
Cash flows from operating activities
Net income (loss)	$(269.5)	$(81.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	130.3	129.5
Amortization of unfavorable leases and contracts	(4.1)	(4.1)
Share-based compensation	9.6	13.0
Deferred taxation	149.1	(0.4)
Asset impairments	158.1	47.7
Restructuring charges	13.2	17.9
Other non-cash movements	1.7	(9.4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(19.9)	2.7
Decrease in other assets and other receivables	188.2	4.0
Decrease (increase) in inventories	151.1	(133.0)
Increase in accounts payable	325.2	183.7
Decrease in accrued expenses and other liabilities	(192.5)	(30.5)
Changes in operating lease assets and liabilities	43.9	(8.0)
Increase (decrease) in deferred revenue	25.2	(6.3)
Changes in income tax receivable and payable	(99.7)	(7.6)
Pension plan contributions	(3.2)	(4.1)
Net cash provided by operating activities	606.7	113.5
Investing activities
Purchase of property, plant and equipment	(41.1)	(95.3)
Purchase of available-for-sale securities	—	(11.7)
Proceeds from sale of available-for-sale securities	3.4	7.1
Net cash used in investing activities	(37.7)	(99.9)
Financing activities
Dividends paid on common shares	(19.3)	(58.0)
Dividends paid on redeemable convertible preferred shares	(7.8)	(23.4)
Proceeds from term loans	—	100.0
Repayments of term loans	—	(294.9)
Settlement of senior notes, including third party fees	—	(240.9)
Proceeds from revolving credit facilities	900.0	562.0
Repayments of revolving credit facilities	(380.0)	(19.0)
Payment of debt issuance costs	—	(7.3)
Decrease of bank overdrafts	(84.2)	(35.0)
Other financing activities	(13.6)	1.0
Net cash provided by (used in) financing activities	395.1	(15.5)
Cash and cash equivalents at beginning of period	374.5	195.4
Increase (decrease) in cash and cash equivalents	964.1	(1.9)
Effect of exchange rate changes on cash and cash equivalents	(6.0)	(4.9)
Cash and cash equivalents at end of period	$1,332.6	$188.6

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On October 31, 2020, Signet had 2,893 stores totaling 4.3 million square feet of selling space. In the third quarter, store count decreased by 22 and square feet of selling space decreased 0.6%. Compared to year-end Fiscal 2020, store count decreased by 315 and square feet of selling space decreased 7.2%.

Store count by segment	February 1, 2020	Openings	Closures	October 31, 2020
North America segment	2,757	1	(219)	2,539
International segment	451	—	(97)	354
Signet	3,208	1	(316)	2,893